Exhibit 99.3

BIGLARI HOLDINGS INC.

[_______] SHARES OF COMMON STOCK,
ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M.,
NEW YORK CITY TIME, ON ___________, 2014, UNLESS EXTENDED.

To: Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees.

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by Biglari Holdings Inc. of an aggregate of   [________] shares of its common stock, $0.50 stated value per share (the “common stock”), at a subscription price of $[_______] per share pursuant to the exercise of transferable subscription rights (the “Subscription Rights”) initially distributed to all holders of record of common stock as of the close of business on ___________, 2014 (“Record Date”).  The Subscription Rights, including the Oversubscription Privilege, are described in the enclosed Prospectus dated ___________, 2014 (the “Prospectus”) and evidenced by a Subscription Certificate registered in your name or in the name of your nominee.

Each beneficial owner of shares of common stock registered in your name or the name of your nominee is entitled to one Subscription Right for each share of common stock owned by such beneficial owner.  A shareholder may purchase one share of common stock for every [_____] ([___]) Subscription Rights exercised (the “Basic Subscription Privilege”).  In addition, shareholders on the Record Date who fully exercise the rights distributed to them by us will also be entitled to subscribe for and purchase additional shares of common stock that are not purchased by other rights holders through their Basic Subscription Privileges (the “Oversubscription Privilege”).  The maximum number of shares that a holder may purchase under the Oversubscription Privilege is equal to the number of shares it purchased under the Basic Subscription Privilege.  If the number of shares remaining after the exercise of all Basic Subscription Privileges is not sufficient to satisfy all requests for shares pursuant to Oversubscription Privileges, each oversubscribing holder will be allocated additional shares of common stock pro rata, based on the number of shares such holder purchased through the Basic Subscription Privilege in proportion to the total number of shares that such holder and other oversubscribing holders purchased through the Basic Subscription Privilege.

Only Subscription Rights aggregated to purchase whole shares of common stock are exercisable.  Holders must aggregate Subscription Rights in multiples of [___] rights to purchase shares of common stock they desire and are entitled to purchase.  The Company will not issue fractional Subscription Rights or cash in lieu of fractional shares underlying Subscription Rights. Fractional shares of Common Stock resulting from the exercise of either the Basic Subscription or the Oversubscription Privilege will be eliminated by rounding down in each case to the nearest whole share.

We are asking you to contact your clients for whom you hold shares of common stock registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

Included herein are copies of the following documents for you to use:

1.	Prospectus;

2.	Form of Letter from Biglari Holdings Inc. to its Holders;

3.	Beneficial Owner Election Form;

4.	Instructions for Use of Biglari Holdings Inc. Subscription Certificates; and

5.	Return envelope addressed to Computershare Trust Company, N.A., as Subscription Agent.

Your prompt action is requested.  The Subscription Rights will expire at 5:00 p.m., New York City time, on ___________, 2014, unless extended (the “Expiration Date”).

To exercise Subscription Rights, properly completed and executed Subscription Certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus on or prior to the Expiration Date.

Biglari Holdings Inc. will not pay any fees or commissions to any broker, dealer or other person for soliciting subscriptions for Subscription Rights pursuant to the rights offering, other than the Subscription Agent and Information Agent as described in the Prospectus.

Additional copies of the enclosed materials may be obtained by contacting the Information Agent, Alliance Advisors LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, or call collect at (973) 873-7721.

Very truly yours,

BIGLARI HOLDINGS INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF BIGLARI HOLDINGS INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.